Exhibit 10.13

Execution Copy

STOCK PURCHASE AGREEMENT

between

SFX ENTERTAINMENT, INC.

and

SFX-IDT N.A. HOLDING II LLC,

on the one hand,

and

ONE OF US HOLDING B.V.

and

ONE OF US B.V. (F/K/A ID&T HOLDING B.V.),

on the other hand

October 18, 2013

Article 4 Representations and Warranties of the Buyer Parties		18
4.1	Organization; Authority	18
4.2	No Conflict; Required Filings and Consents	19
4.3	No Brokers	19
Article 5 Certain Obligations and Other Provisions		19
5.1	Non-solicitation	19
5.2	Non-competition	20
5.3	Confidentiality	20
5.4	Non-Disparagement	21
5.5	Further Assurances	21
5.6	Distributed Equity Interests	21
5.7	Actions in Connection with NAJV Advance Reassignment	22
5.8	Indemnification	23
5.9	NAJV Documents	23
Article 6 Tax Matters		23
6.1	Tax Indemnification	23
6.2	Certain Taxes and Fees	24
6.3	Cooperation on Tax Matters	24
6.4	Tax Returns	24
6.5	Tax Proceedings	24
Article 7 Miscellaneous		24
7.1	Defined Terms	24
7.2	Incorporation by Reference	24
7.3	Access to Counsel	25
7.4	Waiver of Jury Trial	25
7.5	Assignment	25
7.6	Entire Agreement	25
7.7	Adequate Consideration	25

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 18, 2013 (the “Effective Date”), between SFX Entertainment, Inc., a Delaware corporation (the “Buyer Parent”), and SFX-IDT N.A. Holding II LLC, a Delaware limited liability company (the “Buyer” and, collectively with the Buyer Parent, the “Buyer Parties”), on the one hand, and One of Us Holding B.V., a company organized under the laws of the Netherlands (the “Seller Parent”), and One of Us B.V. (f/k/a ID&T Holding B.V.), a company organized under the laws of the Netherlands (the “Seller” and, collectively with the Seller Parent, the “Seller Parties”; the Buyer Parties and the Seller Parties, collectively, the “Parties”), on the other hand.

A.        The Seller owns 100% of the issued and outstanding shares of capital stock of One of Us International B.V. (f/k/a ID&T International Holding B.V.), a company organized under the laws of the Netherlands (the “Company”).

B.        On October 26, 2012, the Buyer Parent, the Seller, and, for limited purposes, Robert F.X. Sillerman, entered into a binding term sheet (the “Original NAJV JV Agreement”) for purposes of creating a joint venture between the Buyer Parent and the Seller.

C.        On December 21, 2012, the Company formed ID&T/SFX North America LLC (f/k/a ID&T North America, LLC), a Delaware limited liability company (the “NAJV”), to serve as the joint venture entity contemplated by the Original NAJV JV Agreement.

D.        Pursuant to the Original NAJV JV Agreement, SFX-IDT N.A. Holding LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Buyer Parent, acquired a 51% membership interest in the NAJV in accordance with the Original NAJV JV Agreement.

E.         On August 8, 2013, the Buyer Parent and the Seller Parent entered into a stock purchase agreement (the “ID&T Worldwide SPA”), pursuant to which the Buyer Parent agreed to purchase 75% of the outstanding capital stock of ID&T NewHolding B.V. (“ID&T Worldwide”), a company organized under the laws of the Netherlands and a direct and wholly owned Subsidiary of the Seller Parent.

F.         On September 23, 2013, the Buyer Parent, the Seller Parent, and the Company entered into a letter agreement (the “Letter Agreement”).

G.        On the basis of the Letter Agreement and subject to the terms thereof and the terms of the ID&T Worldwide SPA, among other things: (i) the Seller Parent agreed to transfer to the Buyer Parent, and the Buyer Parent agreed to purchase (or cause a subsidiary of the Buyer Parent to purchase) and accept transfer from the Seller Parent, at the Closing, 100% of the outstanding capital stock of ID&T Worldwide; and (ii) the Buyer Parent, the Seller Parent, and the Company agreed to cause the Buyer Parent to become the sole owner, directly or indirectly, of all membership interests in the NAJV (including potentially through the acquisition of all of the issued and outstanding equity interests in the Company).

H.        On the Effective Date, the Buyer Parent and SFXE Netherlands Holdings B.V., a company organized under the laws of the Netherlands, on the one hand, and the Seller Parent, on the other hand, amended the ID&T Worldwide SPA (the ID&T Worldwide SPA, as so amended, the “Amended ID&T Worldwide SPA”), to reflect the terms of the Letter Agreement.

I.          By entering into this Agreement and subject to the terms hereof, the Buyer Parent is agreeing to cause the Buyer to acquire 100% of the outstanding capital stock of the Company (the “Shares”) to implement the terms of the Letter Agreement.

The Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1       Incorporation by Reference. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Amended ID&T Worldwide SPA.

1.2       Defined Terms.

“Agreement” has the meaning set forth in the preamble.

“Amended ID&T Worldwide SPA” has the meaning set forth in the recitals.

“Ancillary Documents” means the documents signed by or Contracts entered into between any of the Parties in connection with the Transactions (other than this Agreement).

“Belgium JV Equity” has the meaning set forth in Section 3.3(a).

“Brands” means: (a) trademarks, service marks and trade names; (b) copyrights and design rights; (c) domain names; (d) common law rights and goodwill associated with each of the foregoing; and (e) applications and registrations for each of the foregoing.

“Business” means (a) all of the Company’s assets, businesses, and operations as of the date hereof (whether held by the Company or through one or more Entities in which the Company holds an interest), all of ID&T Brazil Produções’s assets, businesses, and operations as of immediately prior to the ID&T Brazil Produções Equity Distribution (whether held by ID&T Brazil Produções or through one or more Entities in which ID&T Brazil Produções holds (or held as of such time) an interest), all of ID&T Brazil Eventos’s assets, businesses, and operations as of immediately prior to the ID&T Brazil Eventos Equity Distribution (whether held by ID&T Brazil Eventos or through one or more Entities in which ID&T Brazil Eventos holds (or held as of such time) an interest), and all of ID&T Australia’s assets, businesses, and operations as of immediately prior to the ID&T Australia Equity Distribution (whether held by ID&T Australia or through one or more Entities in which ID&T Australia holds (or held as of such time) an interest) and (b) all of the assets, businesses, and operations primarily relating to the assets, businesses, and operations described in the immediately foregoing clause (a) that are held directly or indirectly by the Seller Parent, the Seller, or any Person directly or indirectly holding equity interests in the Company; except that the Business does not include the Non-Business Assets. Without limiting the generality of the immediately foregoing sentence, the “Business” includes: (i) all equity interests that the Company holds, directly or indirectly, in any Entity and (ii) all of the intellectual property that the Company directly or indirectly holds.

“Buyer” has the meaning set forth in the preamble.

“Buyer Entity” means any of the following: (a) the Buyer Parent; (b) any Subsidiary of the Buyer Parent (including the NAJV Entities); and (c) any ID&T Worldwide Entity (including ID&T Brazil Eventos, ID&T Brazil Produções, and ID&T Australia); except that, if the Seller Parent provides the written notice described in Section 2.2(d) of the Amended ID&T Worldwide SPA, then “Buyer Entity” will thereafter exclude any ID&T Worldwide Entity for purposes of determining the scope the obligations thereafter that are set forth in Sections 5.1 and 5.3.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Parties” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the recitals.

“Company Entity” means any of the following: (a) the Company; (b) ID&T Brazil Eventos; (c) ID&T USA; (d) ID&T Brazil Produções; (e) ID&T Australia; or (f) any Entity in which the Company owns or owned, directly or indirectly as of the relevant time of determination, any capital stock or other equity interests, other than the Belgium JV and other than the NAJV Entities.

“Competing Business” means, as of a given time, any business or activity conducted by a Person that is or that could reasonably be considered to be competitive with the Business or the NAJV Business at such time; except that (a) use of the Non-Business Assets, in and of itself, will not be deemed to be a Competing Business and (b) ownership of the equity interests TL Belgium (as defined in the Belgium JV Binding Term Sheet), in and of itself, will not be deemed to be a Competing Business.

“Effective Date” has the meaning set forth in the preamble.

“Employees” means any employees of any Company Entity or the Business or any employees with respect to which any Company Entity or the Business has any Liability.

“First Amendment to Existing NAJV LLC Agreement” means the First Amendment to Amended and Restated Limited Liability Company Operating Agreement of ID&T/SFX North America LLC, dated August 8, 2013, between the NAJV, ID&T International, and SFX-IDT N.A. Holding.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(b).

“ID&T Australia” means ID&T Australia PTY Ltd.

“ID&T Australia Equity” has the meaning set forth in Section 3.3(a).

“ID&T Australia Equity Distribution” has the meaning set forth in Section 3.21(d).

“ID&T Australia Registration Requirements” means the transfer of the ID&T Australia Equity to ID&T Worldwide, the registration of such transfer in the register of members of ID&T Australia, and any other actions necessary under applicable Law to effect such transfer of the ID&T Australia Equity.

“ID&T Brazil Eventos” means ID&T Brasil Eventos Ltda.

“ID&T Brazil Eventos Amendment” has the meaning set forth in Section 5.6(a).

“ID&T Brazil Eventos Equity” has the meaning set forth in Section 3.3(a).

“ID&T Brazil Eventos Equity Distribution” has the meaning set forth in Section 3.21(a).

“ID&T Brazil Produções” means ID&T Produções de Eventos Ltda.

“ID&T Brazil Produções Amendment” has the meaning set forth in Section 5.6(b).

“ID&T Brazil Produções Equity” has the meaning set forth in Section 3.3(a).

“ID&T Brazil Produções Equity Distribution” has the meaning set forth in Section 3.21(c).

“ID&T International Liability” has the meaning set forth in Section 3.13(b).

“ID&T USA” means ID & T USA LLC, a Delaware limited liability company.

“ID&T USA Equity” has the meaning set forth in Section 3.3(a).

“ID&T Worldwide” has the meaning set forth in the recitals.

“ID&T Worldwide Entity” means ID&T Worldwide or any Subsidiary of ID&T Worldwide.

“ID&T Worldwide SPA” has the meaning set forth in the recitals.

“Key Buyer Entity Contact” means: (a) any Director, manager, officer, executive, employee, consultant, customer, supplier, or creditor of any Buyer Entity; (b) any Person with which any Buyer Entity has a material business relationship; (c) any licensor of any material right to any Buyer Entity; and (d) any licensee of any material right from any Buyer Entity.

“Knowledge” means (a) with respect to the Seller Parties, the actual knowledge of any of Tavecchio, Stutterheim, Willem Hendrik Timmerman, Ritty van Straalen, and Chris van Overbeeke and the knowledge that such individuals would reasonably be expected to possess as a result of such individual’s performance, exercising due care, of such individual’s duties to any Seller Entity; and (b) with respect to the Buyer Parties, the actual knowledge of any of Sillerman, Sheldon Finkel, Mitchell Slater, Richard Rosenstein, and Howard Tytel and the knowledge that such individuals would reasonably be expected to possess as a result of such individual’s performance, exercising due care, of such individual’s duties to the Buyer Parties.

“Letter Agreement” has the meaning set forth in the recitals.

“Material Adverse Effect” means any event, change, circumstance, or occurrence that, individually or together with any one or more other events, changes, circumstances, or occurrences, has had, or could reasonably be expected to have, a material adverse effect upon the assets, condition (financial or otherwise), results of operations or business of any Company Entity or any NAJV Entity, or on the ability of any Party to consummate the Transactions.

“NAJV” has the meaning set forth in the recitals.

“NAJV Documents” means the NAJV JV Agreement, the Existing NAJV LLC Agreement, and the First Amendment to Existing NAJV LLC Agreement.

“NAJV Equity” has the meaning set forth in Section 3.3(a).

“Notarial Deed of Transfer” means a notarial deed of transfer in the form attached as Exhibit A.

“Original NAJV JV Agreement” has the meaning set forth in the recitals.

“Non-Solicitation Period” has the meaning set forth in Section 5.1.

“Parties” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Seller Entities” means the Seller Parent, the Seller, and the Company Entities, collectively.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Parties” has the meaning set forth in the preamble.

“SFX Directors” means Joseph F. Rascoff, Richard Rosenstein, Mitchell Slater, and Sheldon Finkel, collectively.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means a Taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Taxes” means, with respect to any Tax for any Straddle Period, the portion of such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of a Tax that is (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the end of the Closing Date and (b) in the case of a Tax imposed on a periodic basis (i) with respect to the assets of the Company Entities or the assets of the Business or otherwise measured by the level of any item, or (ii) with respect to the Employees, deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such a Tax determined on an arrears basis, the amount of such Tax for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

“Transactions” means the transactions contemplated by this Agreement.

ARTICLE 2
SALE AND PURCHASE AND CLOSING

2.1       The Closing. The closing of the Transactions (the “Closing”) will be deemed to have occurred upon the transfer of the Shares by the Seller to the Buyer by means of the execution of the Notarial Deed of Transfer by the Notary. The date on which the Closing occurs is herein referred to as the “Closing Date”, which the Parties agree is deemed to be October 18, 2013.

2.2       Purchase and Sale of the Shares.

(a)        In accordance with and subject to the terms hereof, (i) the Seller hereby sells and agrees to transfer to the Buyer at the Closing, and the Buyer hereby purchases and agrees to accept transfer from the Seller at the Closing, the Shares, free and clear of all Liens, and (ii) at the Closing, the Seller shall transfer to the Buyer, and the Buyer shall accept transfer from the Seller of, all of the Seller’s rights, title, and interest in and to the Shares, free and clear of all Liens. For the avoidance of doubt, the Buyer will not have (and will not be deemed to have) any ownership interest in the Shares prior to Closing.

(b)        The Parties acknowledge that the Buyer Parent is required to deliver (or cause the delivery of) the Closing Date Consideration to the Notary Account pursuant to Section 2.2(c) of the Amended ID&T Worldwide SPA and that, no later than December 31, 2013, the Buyer Parent will allocate a portion of the Closing Date Consideration to the purchase of the Shares and provide such allocation to the Seller.

(c)        If the Amended ID&T Worldwide SPA is terminated, including pursuant to Section 2.2(d) thereof, then this Agreement will thereby be terminated.

2.3       Deliveries.

(a)        Seller Deliveries on the Effective Date. On the Effective Date, the Seller shall deliver to the Buyer Parties the following:

(i)         all Organizational Documents of the Company, ID&T USA, ID&T Brazil Produções, ID&T Brazil Eventos, and ID&T Australia (including all amendments thereto);

(ii)        written resignations of each Director of the Company, ID&T Brazil Produções (other than the existing resident Directors to the extent required by Law), ID&T Brazil Eventos (other than the existing resident Directors to the extent required by Law), and ID&T Australia (other than Stutterheim and the existing resident Directors to the extent required by Law) in each case from such Director’s office as a member of the management board of the Company, with effect as of immediately after the Closing, and a shareholders’ resolution of the Company shareholders accepting such resignation;

(iii)       a duly adopted sole member’s resolution of ID&T USA removing all existing managers and officers of ID&T USA from such positions, with effect as of immediately after the Closing and appointing the Company as the managing member of ID&T USA, with effect as of immediately following the Closing;

(iv)       a duly adopted written shareholders’ resolution of the Company appointing each of the SFX Directors and Stutterheim as a Director of the Company, with effect as of immediately following the Closing;

(v)        a duly adopted written directors’ resolution of ID&T Australia appointing each of the SFX Directors as a Director of ID&T Australia, with effect as of immediately following the Closing;

(vi)       copies of all Consents of Governmental Authorities and any other Person required to be obtained (pursuant to Law or one or more Contracts) with respect to the consummation of the Transactions that would be required to be disclosed in a disclosure schedule as an exception to any representations in Section 3.4 in order to make such representations accurate; and

(vii)      powers of attorney in favor of the Notary, duly executed on behalf of the Company and the Seller authorizing their respective representatives to attend to and execute the Notarial Deed of Transfer.

(b)        Seller Deliveries Prior to Closing. Immediately prior to the Closing, the Seller shall deliver to the Buyer Parent the following:

(i)         the original shareholders’ register of the Company, evidencing the Seller’s ownership of the Shares as of immediately prior to the Closing; and

(ii)        evidence reasonably satisfactory to the Buyer Parent that all of the ID&T Brazil Produções Equity, ID&T Brazil Eventos Equity, ID&T Australia Equity, and the Belgium JV Equity has been distributed (and, with respect to the ID&T Brazil Eventos Equity, the ID&T Brazil Produções Equity, and the ID&T Australia Equity, contributed to ID&T Worldwide) as described in Section 3.21.

(c)        Buyer Parent Deliveries on Effective Date. On the Effective Date, the Buyer Parent shall deliver to the Seller powers of attorney in favor of the Notary, duly executed on behalf of the Buyer and the Buyer Parent, authorizing their respective representatives to attend to and execute the Notarial Deed of Transfer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party represents and warrants to the Buyer Parties (and, upon the occurrence of the Closing, will be deemed to have represented and warranted to the Buyer Parties at the Closing) as follows, subject to the exceptions set forth in the Seller Disclosure Schedules to the extent the relevance of such disclosure to the following representations and warranties is reasonably apparent on its face:

3.1         Organization and Standing; Authority.

(a)          Each Company Entity and each Seller Party is duly organized or formed, validly existing and, to the extent applicable in an applicable jurisdiction, in good standing under the laws of its jurisdiction of formation. Each Company Entity has all requisite power and authority to carry on its businesses and activities as they are currently being conducted and to own, lease or operate its properties and assets as they are currently owned, leased or operated. True and complete copies of all Organizational Documents of each Company Entity and the Seller Parties, including all amendments thereto, have previously been made available to the Parent. Each Company Entity and each Seller Party is duly qualified to do business and, to the extent applicable in an

(b)          applicable jurisdiction, is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          The Seller Parties have the requisite power and authority to execute and deliver this Agreement. Each Company Entity and each Seller Party has the requisite power and authority to execute and deliver all Ancillary Documents to be executed by such Company Entity and such Seller Party in connection herewith, to perform each Company Entity’s and each Seller Party’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to be executed by each Company Entity and the Seller Parties, and the consummation of the transactions contemplated hereby and thereby, and the performance of each Company Entity’s and the Seller Parties’ respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or other action on the part of each Company Entity and the Seller Parties. This Agreement has been duly and validly executed and delivered by the Seller Parties and (assuming that this Agreement has been duly authorized, executed and delivered by the other Parties) constitutes the legal, valid and binding obligation of each Seller Party, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, or (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, the “General Enforceability Exceptions”). Each Ancillary Document that is being executed and delivered on the date hereof by any Company Entity or any Seller Party is duly and validly executed and delivered by such Company Entity or such Seller Party and (assuming that such Ancillary Document has been duly authorized, executed and delivered by the other parties thereto) constitutes the legal, valid and binding obligation of such Company Entity or such Seller Party, respectively, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

(d)          No Company Entity carries on its business under any names other than its own registered corporate name.

3.2         Capitalization of the Company.

(a)          The Company’s authorized share capital is 18,000 common shares, par value €1.00 per share. The Seller owns the Shares free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). The Shares have been duly authorized and validly issued pursuant to applicable Law and the Organizational Documents of the Company. Except for the Shares, there are no (A) outstanding depository receipts (certificaten) issued by the Company with or without the cooperation of the Company, (B)(I) issued and outstanding capital stock or other equity interests in the Company, (II) outstanding debt interests in the Company, (III) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any capital stock or other equity interests in the Company or any debt interests in the Company, or (IV) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any securities referred to in the immediately foregoing clause (III), or (C) options, warrants, rights, Contracts, subscriptions, convertible securities, exchangeable securities, or capital stock or other equity interests in the Company that the Company is bound to issue, repurchase, transfer, return, redeem or otherwise acquire or retire. Except as contemplated by this Agreement, there are no voting trusts, proxies, registration rights agreements or any other Contracts or understandings with respect to the voting, transfer, sale or disposition of the Shares.

(b)          The Seller is (and since the Company was formed has always been) the legal and beneficial owner of the Shares and has full legal and beneficial title to and ownership of the Shares, free and clear of all Liens (other than transfer restrictions under federal or state securities Laws) and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.

3.3         Interests in Other Entities.

(a)          The Company is the legal and beneficial owner of 49% of the membership interests in the NAJV (the “NAJV Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). The Company is the legal and beneficial owner of 100% of the membership interests in ID&T USA (the “ID&T USA Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). Immediately prior to the ID&T Brazil Eventos Equity Distribution, the Company was the legal and beneficial owner of 50% of the outstanding capital stock and other equity interests in ID&T Brazil Eventos (such outstanding capital stock and other equity interests, the “ID&T Brazil Eventos Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). ID&T Worldwide is the legal and beneficial owner of the ID&T Brazil Eventos Equity, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), subject to the registration of the ID&T Brazil Eventos Amendment with the commercial registry of São Paulo pursuant to Section 5.6. Immediately prior to the ID&T Brazil Produções Equity Distribution, the Company was the legal and beneficial owner of 50% of the outstanding capital stock and other equity interests in ID&T Brazil Produções (such outstanding capital stock and other equity interests, the “ID&T Brazil Produções Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). ID&T Worldwide is the legal and beneficial owner of the ID&T Brazil Produções Equity, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), subject to the registration of the ID&T Brazil Produções Amendment with the commercial registry of São Paulo pursuant to Section 5.6. Immediately prior to the ID&T Australia Equity Distribution, the Company was the legal and beneficial owner of 100% of the outstanding capital stock and other equity interests in ID&T Australia (such outstanding capital stock and other equity interests, the “ID&T Australia Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). ID&T Worldwide is the legal and beneficial owner of the ID&T Australia Equity, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws), subject to the satisfaction of the ID&T Australia Registration Requirements pursuant to Section 5.6. Except as described in Section 3.21(b), the Company is the sole legal and beneficial owner of 50% of the outstanding capital stock and other equity interests in the Belgium JV (such outstanding capital stock and other equity interests, the “Belgium JV Equity”), free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

(b)          Other than the NAJV Equity, the ID&T USA Equity, and the Belgium JV Equity, and any capital stock or other equity interests that the NAJV directly or indirectly holds in any Entity, the Company does not directly or indirectly own any (A) outstanding depository receipts (certificaten) issued by any Entity with or without the cooperation of the Company or any Entity, (B) (I) capital stock or other equity interests in any Entity, (II) debt interests in any Entity, (III) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any capital stock or other equity interests in any Entity or any debt interests in any Entity, or (IV) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any securities referred to in the immediately foregoing clause (III), or (C) options, warrants, rights, Contracts, subscriptions, convertible securities, exchangeable securities, or capital stock or other equity interests that any Entity is bound to issue, repurchase, transfer, return, redeem or otherwise acquire or retire. Except as provided for in the Organizational Documents of the NAJV, there are no voting trusts, proxies, registration rights agreements or any other Contracts or understandings with respect to the voting, transfer, sale or disposition of the NAJV Equity, the ID&T USA Equity, the ID&T Brazil Produções Equity, the ID&T Brazil Eventos Equity or the ID&T Australia Equity to which any Seller Entity is a party or otherwise bound. Other than the NAJV Equity, the ID&T USA Equity, and the Belgium JV Equity, the Company (i) does not have a direct or indirect ownership interest in (or any right to acquire any direct or indirect ownership in) any Person, including any joint venture, partnership or similar organization, (ii) has not made any loan to, extended credit to, or owns debt of any Person, or (iii) has guaranteed the obligations of any Person or has had its obligations guaranteed by any Person.

3.4         No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by any Seller Party (nor any Ancillary Document by any Company Entity or any Seller Party), the consummation by any Seller Party of the transactions contemplated by this Agreement or by any Ancillary Document to be executed by any Company Entity or any Seller Party, compliance by any Company Entity or any Seller Party with any of the provisions hereof or thereof, nor the performance of any Company Entity’s or any Seller Party’s obligations hereunder or thereunder will (with or without the giving of notice or the passage of time or both) (i) violate, conflict with, or constitute or result in a breach of any provisions of the Organizational Documents of any Company Entity or any Seller Party, (ii) violate, conflict with, or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of any Company Entity or any Seller Party pursuant to, any Contract to which any of them is a party or to which any of them or their respective properties or assets may be subject, or (iii) violate any Permit, Order or Law applicable to any Company Entity or any Seller Party or any of their respective properties or assets, other than (in the case of clause (ii)) such violations, breaches, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to be materially adverse to such Company Entity or such Seller Party, or to any of their respective operations.

(b)          No Consent is required to be obtained, no notice is required to be given, and no filing is required to be made, by any Company Entity or any Seller Party as a result of the consummation of the transactions contemplated by this Agreement or the performance of their respective obligations hereunder, other than such Consents or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to be materially adverse to such Company Entity or such Seller Party, or to any of their respective operations.

3.5         Taxes.

(a)          Each Company Entity has been duly and timely registered for Tax purposes in its jurisdiction of formation.

(b)          All Tax Returns required to be filed by the Seller Entities or with respect to the Business have been timely filed in accordance with all applicable Laws. All such Tax Returns were true, correct, and complete in all material respects. All Taxes owed by each Seller Entity or with respect to the Business (whether or not shown on any Tax Return) have been timely paid in full.

(c)          There are no Liens with respect to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any Seller Entity or with respect to the Business. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the Shares (or other equity interests) in any Seller Entity.

(d)          Each Seller Entity has deducted, withheld, and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld, or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or equityholder, or other third party, and each Seller Entity has complied with all reporting and recordkeeping requirements.

(e)          There is no pending or threatened action concerning any Tax liability or Tax Return of any Seller Entity or concerning Taxes with respect to the Business. No Seller Entity has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes which audit or other review has not been completed, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Seller Entities have delivered to the Buyer Parent accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by a Seller Entity since January 1, 2010.

(f)           No Seller Entity has waived any statute of limitations in respect of Taxes or any Tax Return or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency or adjustment of a Tax item.

(g)          No Seller Entity has executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force. No contracts or rulings relating to Taxes or Tax Returns have been entered into or issued by any Taxing Authority with or in respect of any Seller Entity.

(h)          No Seller Entity is or has been required to make any adjustment by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Transactions, and there is no application pending with any Taxing Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Taxing Authority has proposed any such adjustment or change in accounting method of any Seller Entity.

(i)           No Seller Entity will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income that economically accrues in a taxable period ending prior to the Closing Date for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any agreement with a Taxing Authority with respect to any Tax Liability of any Seller Entity executed on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date, (iv) any change in any constitution, ordinance, regulation, statute, code, rule or other Law, and any certification standard, accreditation standard, approval, license, order, or permit of any Governmental Authority (including national, federal, state, or local Taxes of such Governmental Authority), or (v) otherwise.

(j)           Each Seller Entity has established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith. Since December 31, 2012, no Seller Entity has incurred any Liability for Taxes other than in the Ordinary Course of Business.

(k)          All records that each Seller Entity is required to keep for Tax purposes are duly kept, and are available for inspection, at the offices of such Seller Entity.

(l)           In the preparation of its Tax Returns, no Seller Entity is computing any amounts with respect to Taxes in a currency other than the lawful currency of its country of formation.

(m)         The Company has no Dutch resident Company Subsidiaries.

(n)          No Seller Entity has depreciated any receivables of any affiliates (verbonden lichamen) within the meaning of Article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969 against taxable income.

(o)          During the current financial year and for the five previous financial years preceding the date of this Agreement, no Seller Entity has acted as a contractor or subcontractor as defined in article 35 (chain liability) of the Dutch Collection Act 1990 (Invorderingswet 1990) (or other comparable provisions of Law). No Seller Entity is or will become liable for any Taxes chargeable primarily to any other Person, including social security payments for contractors or subcontractors.

(p)          During the current fiscal year and for the five previous fiscal years preceding the date of this Agreement, either the Company or a subsidiary of the Company has used hired-in personnel, as defined in article 34 (recipients’ liability) of the Dutch Collection Act 1990 (Invorderingswet 1990), and the relevant associated order and directives. Each Company Entity has taken all measures to avoid, to the greatest extent possible, a potential claim under article 34.

(q)          No Company Entity has ever contracted employees without a work permit based on the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen).

(r)           No cancellation or elimination of intercompany debt will result in any income, gain, deduction, or loss to any Seller Entity.

(s)           No Seller Entity has or has had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where any of the Seller Entities does not file Tax Returns and pay Taxes that any Seller Entity is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(t)           Since December 31, 2012, no Seller Entity has made or rescinded any Tax election, changed any annual accounting period, filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes that are not Pre-Closing Taxes, or acted or omitted to act where such action or omission to act would reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any of the Company Entities.

(u)          No Company Entity is party to any Tax sharing agreements, Tax distribution agreement, or similar contractual obligations.

(v)          No Company Entity has any liability for the Taxes of any other Person as transferee or successor, by contract or otherwise other than by virtue of being joint and several liable for corporate Income Tax resulting from being part of a Dutch fiscal unity.

3.6         Property. No Company Entity owns or leases, and has never owned or leased, any real (immovable) property, any interest in any real (immovable) property, any real (immovable) leaseholds, or any real (immovable) subleaseholds.

3.7         Permits. Other than registration of a Company Entity’s Organizational Documents, no Company Entity has been issued and has ever been issued any Permits. No Permits are or have ever been necessary for the operation of any Company Entity.

3.8         Employees. There are no Employees.  No Company Entity has any current obligations with respect to any severance, pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, or company saving plans.

3.9         Brands. In the past five years, no Company Entity has sold or otherwise transferred any ownership rights to any Brands primarily relating to any festival, concert, or other similar event of the Company Entities.

3.10       Affiliate Transactions. There are no Contracts between any Seller Entity, on the one hand, and any other Seller Entity or any Affiliate of any Seller Entity, on the other hand, and no Affiliate of any Seller Entity (other than the Company) is competing with the business of the Seller Parent.

3.11       Conduct of Business in the Ordinary Course. Except as set forth in Schedule 3.18 of the ID&T Worldwide SPA, since December 31, 2012:

(a)          the Seller Entities have conducted their respective businesses and operations in the Ordinary Course of Business (other than entering into this Agreement and the agreements being entered into in connection herewith, and performing the transactions contemplated hereby and thereby);

(b)          there has not been any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)          there has not been any material casualty loss to any Seller Entity’s tangible assets, whether or not covered by insurance, or any material destruction of the books and records of any Seller Entity; and

(d)          no Seller Entity has taken any Listed Action.

3.12       Contracts. Schedule 3.12 sets forth a list of all Contracts to which each Company Entity is a party or by which its properties and assets are bound.

3.13       No Assets, Liabilities, or Operations.

(a)          Except as set forth in Schedule 3.13(a)(i), no Company Entity has assets or properties (whether real, personal, tangible or intangible). All of the material properties and assets owned or used by each Company Entity (i) are free of material defects, (ii) are in good operating condition, subject to ordinary wear and tear, and (iii) subject to normal maintenance, are available for use. No Company Entity conducts any business or operations, other than the Company holding the NAJV Equity and the ID&T USA Equity.

(b)          No Company Entity has any Liabilities (any such Liability that is not set forth in Schedule 3.13(b), an “ID&T International Liability”). Except as set forth in Schedule 3.13(b), ID&T USA does not have, and has never had, any assets, operations, or Liabilities.

3.14       Legal Proceedings. There are no Actions initiated by, pending or, to the Seller Parties’ Knowledge, threatened against any Company Entity or, to the Seller’s Knowledge, any of the Directors, officers, Employees or Affiliates of any Company Entity, in each case in their respective capacities as such. No Company Entity is subject to any unsatisfied Order that would prevent or otherwise interfere with the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.15       Bank Accounts. Schedule 3.21 to the Amended ID&T Worldwide SPA sets forth a true and complete list of (a) the name and address of each bank or financial institution with which each Company Entity has an account, credit line or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of each such Company Entity.

3.16       No Brokers. No broker, finder or similar agent has been employed by or on behalf of any Seller Entity or any equity holder of any Seller Entity, and no Person with which any Seller Entity or any equity holder of any Seller Entity has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.

3.17       Absence of Questionable Payments. To the Seller Entities’ Knowledge, no Seller Entity, nor any of their respective Directors, officers, agents, Employees or any other Persons acting on their behalves, has, within any applicable statute of limitations period with regards thereto, directly or indirectly:

(a)          used any funds of any Seller Entity (i) to offer or make any political contribution or gift for any other purpose relating to any political activity that would be unlawful under applicable Law, (ii) to offer or make any payment or to provide anything of value to any official or employee of any Governmental Authority that would be unlawful under applicable Law, or (iii) to establish or maintain any unrecorded fund or account of any nature that would be unlawful under applicable Law or contrary to Dutch Accounting Principles;

(b)          failed to maintain the books and records of any Seller Entity to accurately reflect the transactions, assets and Liabilities of the Seller Entities;

(c)          made any payoff, influence payment, bribe, rebate, kickback or payment to any Person that would be unlawful under applicable Law;

(d)          made any payment to any Person, or provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business in a manner in violation of applicable Law, or (ii) any other special concession in any case that is or was in violation of applicable Law; or

(e)          agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (d) above.

3.18       Books and Records. The books of account, minute books and other material records of each Seller Entity have been maintained in accordance with applicable Law, sound business practices and are true, correct and complete in all material respects, except where the failure to have been so maintained or to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect.

3.19       Solvency.

(a)          Each Seller Entity is commercially solvent and able to pay such Seller Entity’s debts as and when due in the Ordinary Course of Business. No Seller Entity has been dissolved or is in the process of liquidation. No Action or request is pending or threatened (whether by any Seller Entity or any other Person) to declare any Seller Entity insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate any Seller Entity, and no facts or circumstances exits which would entitle any Person to commence any such Action in any jurisdiction.

(b)          No Seller Entity is a party to any transaction that is capable of being set aside, stayed, reversed, avoided or affected, in whole or in part, pursuant to any bankruptcy, insolvency, or similar proceeding under any Laws, whether as transactions at undervalue, in fraud of or against the interests of creditors, against the corporate interest

(ultra vires), or by way of fraudulent conveyance (Pauliana) or similar concepts or legal principles under any Laws and no attachment on any of such Seller Entity’s assets has been levied.

3.20       Insurance No Company Entity maintains or holds (and no company entity is required to maintain or hold), in order to conduct such Company Entity’s business in the Ordinary Course of Business, any policies of insurance or bonds.

3.21       Distributed Equity Interests.

(a)          Prior to the date hereof, the Seller Parties caused all of the ID&T Brazil Eventos Equity to be ultimately distributed to the Seller Parent (such distribution, the “ID&T Brazil Eventos Equity Distribution”) such that, thereafter and currently, subject to the registration of the ID&T Brazil Eventos Amendment with the commercial registry of São Paulo pursuant to Section 5.6, the Company does not directly or indirectly hold any of the ID&T Brazil Eventos Equity. Prior to the date hereof, the Seller Parent contributed the ID&T Brazil Eventos Equity to ID&T Worldwide, subject to the registration thereof with the commercial registry of São Paulo pursuant to Section 5.6.

(b)          Prior to the date hereof, the Seller Parties caused the Company to make a dividend distribution to the Seller of all economic benefit and obligations with respect to the Belgium JV Equity, and to provide for the Seller to bear all of the burdens and be entitled to all of the benefits of ownership of the Belgium JV Equity.

(c)          Prior to the date hereof, the Seller Parties caused all of the ID&T Brazil Produções Equity to be ultimately distributed (such distribution, the “ID&T Brazil Produções Equity Distribution”) to the Seller Parent such that, thereafter and currently, subject to the registration of the ID&T Brazil Produções Amendment with the commercial registry of São Paulo pursuant to Section 5.6, the Company does not directly or indirectly hold any of the ID&T Brazil Produções Equity. Prior to the date hereof, the Seller Parent contributed the ID&T Brazil Produções Equity to ID&T Worldwide, subject to the registration thereof with the commercial registry of São Paulo pursuant to Section 5.6.

(d)          Prior to the date hereof, the Seller Parties caused all of the ID&T Australia Equity to be ultimately distributed (such distribution, the “ID&T Australia Equity Distribution”) to the Seller Parent such that, thereafter and currently, subject to the satisfaction of the ID&T Australia Registration Requirements pursuant to Section 5.6, the Company does not directly or indirectly hold any of the ID&T Australia Equity. Prior to the date hereof, the Seller Parent contributed the ID&T Australia Equity to ID&T Worldwide, subject to the satisfaction of the ID&T Australia Registration Requirements.

3.22       NAJV Advance. Immediately prior to the consummation of the transactions contemplated by the NAJV Advance Reassignment, the Seller Parent is the sole owner of all rights with respect to the NAJV Advance, free and clear of all Liens. The Company is the sole obligor with respect to the NAJV Advance. After the rights with respect to the NAJV Advance were transferred to the Seller Parent pursuant to the NAJV Advance Assignment, no portion of the rights or obligations with respect to the NAJV Advance has been cancelled. After the transfer of NAJV Advance by the Seller Parent to the SFX Lender pursuant to the NAJV Advance Reassignment, none of the Seller Parent, the Seller, or any Affiliates of the Seller or the Seller Parent after the Closing will have any rights with respect to the NAJV Advance.

3.23       NAJV Documents. Upon the occurrence of the Closing, no Seller Party, and no Affiliate (as of immediately after the Closing) of any Seller Party, will have any rights or obligations under any NAJV Document.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each Buyer Party represents and warrants to the Seller Parties (and, upon the occurrence of the Closing, will be deemed to have represented and warranted to the Seller Parties at the Closing) as follows:

4.1         Organization; Authority.

(a)          Each Buyer Party is duly organized or formed, validly existing and, to the extent applicable in an applicable jurisdiction, in good standing under the laws of its jurisdiction of formation. Each Buyer Party has all requisite power and authority to carry on their respective businesses and activities as they are currently being conducted and to own, lease or operate their respective properties and assets as they are currently owned, leased or operated.

(b)          The Buyer Parties have the requisite power and authority to execute and deliver this Agreement. Each Buyer Party has the requisite power and authority to execute and deliver all Ancillary Documents to be executed and delivered by such Buyer Party in connection herewith, to perform such Buyer Party’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to be executed by the Buyer Parties, and the consummation of the transactions contemplated hereby and thereby, and the performance of the Buyer Parties’ respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or other action on the part of the Buyer Parties. This Agreement has been duly and validly executed and delivered by the Buyer Parties and (assuming that this Agreement has been duly authorized, executed and delivered by the other Parties) constitutes the legal, valid and binding obligation of the Buyer Parties, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions. Each Ancillary Document that is being executed and delivered on the date hereof by any Buyer Party is duly and validly executed and delivered by such Buyer Party and (assuming that such Ancillary Document has been duly authorized, executed and delivered by the other parties thereto) constitutes the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as limited by the General Enforceability Exceptions.

4.2         No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by a Buyer Party (nor any Ancillary Document by a Buyer Party), the consummation by a Buyer Party of the transactions contemplated by this Agreement or by any Ancillary Document to be executed by a Buyer Party, compliance of a Buyer Party with any of the provisions hereof or thereof, nor the performance of a Buyer Party’s obligations hereunder or thereunder will (with or without the giving of notice or the passage of time or both) (i) violate, conflict with, or constitute or result in a breach of any provisions of the Organizational Documents of a Buyer Party, (ii) violate, conflict with, or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of a Buyer Party pursuant to, any Contract to which any of them is a party or to which any of them or their respective properties or assets may be subject, or (iii) violate any Permit, Order or Law applicable to a Buyer Party or any of its properties or assets, other than (in the case of clause (ii)) such violations, breaches, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to be materially adverse to such Buyer Party, or to any of its operations.

(b)          No Consent is required to be obtained, no notice is required to be given, and no filing is required to be made, by a Buyer Party as a result of the consummation of the transactions contemplated by this Agreement or the performance of its obligations hereunder, other than such Consents or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to be materially adverse to such Buyer Party, or to any of its respective operations.

4.3         No Brokers. No broker, finder or similar agent has been employed by or on behalf of any Buyer Party or any equity holder of any Buyer Party, and no Person with which any Buyer Party or any equity holder of any Buyer Party has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE 5
CERTAIN OBLIGATIONS AND OTHER PROVISIONS

5.1         Non-solicitation. For a period commencing on the date hereof and ending on (and including) the second anniversary hereof (such period, the “Non-Solicitation Period”), each Seller Party shall not (and shall cause such Seller Party’s Affiliates to not), directly or indirectly: (a) intentionally interfere with the relationship between any of the Buyer Entities, on the one hand, and any Person that is at any time during the Non-Solicitation Period a Key Buyer Entity Contact, on the other hand; (b) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) any Person that is at any time during the Non-Solicitation Period an employee of any Buyer Entity, except for those employees whose employment has been previously terminated by such Buyer Entity and except for general solicitations for employment that are not targeted at any such employees; or (c) take any action that is intended to divert from any Buyer Entity any business opportunity that is within the scope of the NAJV Business.

5.2         Non-competition. During the period commencing on the date hereof and ending on (and including) the second anniversary hereof, each Seller Party shall not (and shall cause such Seller Party’s Affiliates to not), directly or indirectly (whether as principal, agent, officer, Director, partner, employee, independent contractor, equityholder, licensor, or otherwise, and whether separately or in concert with one or more other Persons), engage, participate, assist in, manage, or provide any services as a consultant or in any other capacity to, any Person or business that is or that was formed with a purpose of becoming (whether before or after the Closing) or engaging in (whether before or after the Closing) a Competing Business.

5.3         Confidentiality.

(a)          Confidentiality Obligations. Subject to Section 5.3(b), each Seller Party shall not directly or indirectly (including through one or more Entities) use and shall not directly or indirectly (including through one or more Entities) disclose (whether orally or in writing) to any other Person any Confidential Information. Each Seller Party acknowledges that the unauthorized use or disclosure of Confidential Information could destroy the value thereof and cause irreparable harm to any Parent Entity. Each Seller Party shall use, and shall cause such Seller Party’s Affiliates to use, at least the same level of care and protection of Confidential Information as such Seller Party uses to prevent unauthorized use and unauthorized disclosure (whether orally or in writing) of such Seller Party’s own confidential information (but in no event less than a reasonable standard of care).

(b)          Certain Limitations on Confidentiality Obligations.

(i)           Disclosure Required by Law, Etc. Each Seller Party is permitted to disclose Confidential Information to the extent required by Law (as determined by such Seller Party’s outside legal counsel), but only if such Seller Party promptly notifies the Parent of the specifics of such requirement, if permitted by Law, uses commercially reasonable efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information, and, if permitted by Law, allows the Parent to participate in such process undertaken to protect such Confidential Information. Each Seller Party shall reasonably cooperate with the other Parties in connection with such process to protect such Confidential Information. In the absence of a protective order or other appropriate remedy, each Seller Party is permitted to disclose only that portion of such Confidential Information that is legally required (as determined by such Seller Party’s outside legal counsel) to be disclosed.

(ii)          Other Exceptions. The restrictions on use and disclosure of Confidential Information set forth in Section 5.3(a) will not apply to information that:

(A)         was generally available to the public at the time of its communication to each Seller Party; or

(B)         becomes generally available to the public, through no breach by any Seller Party or such Seller Party’s Affiliates or Representatives of any contractual or other obligation of confidentiality applicable to such Person in respect thereof (including this Section 5.3), after the communication of such Confidential Information to such Seller Party.

(iii)         Term. The obligations provided for in Section 5.3(a) expire on the five-year anniversary of the Closing Date; except that the obligations provided for in Section 5.3(a) will survive forever with respect to any Confidential Information that is a Trade Secret.

5.4         Non-Disparagement. Each Party shall not and shall use such Party’s commercially reasonable efforts to cause such Party’s Affiliates to not (whether directly or indirectly, whether separately or in concert with one or more other Persons, and whether in writing or orally) defame or disparage any of the Company or any NAJV Entity, any employee, officer, Director, or other key personnel of any of the Company or any NAJV Entity, or any products or services provided by any of the Company or any NAJV Entity; except that the restrictions set forth in this Section 5.4 will not prevent any Party from exercising (or from causing or permitting such Party’s Affiliates to exercise) any rights of such Party (or such Affiliate) under any Contract (including this Agreement), or to bring a Suit for such Party failing to receive performance of any such rights.

5.5         Further Assurances. Each Party shall, without further consideration, prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents, and statements, and take such other actions as might be required by Law or reasonably necessary to effectively carry out the purposes hereof. Without limiting the generality of the immediately foregoing sentence, each Seller Party shall, and shall cause each Seller Party’s Affiliates to, cooperate with the Company in connection with obtaining, making, filing, or providing (as applicable) any Consents that are disclosed and any Consents that would be required to be disclosed in a disclosure schedule as an exception to any of the representations in Section 3.4 in order to make such representations accurate.

5.6         Distributed Equity Interests.

(a)          The Seller Parties shall register amendments to the Articles of Association of ID&T Brazil Eventos reflecting the ID&T Brazil Eventos Equity Distribution (the “ID&T Brazil Eventos Amendment”) and the contribution of the ID&T Brazil Eventos Equity to ID&T Worldwide with the commercial registry of São Paulo no later than the date that is 30 days after the ID&T Brazil Eventos Equity Distribution. After the Closing, the Seller Parties shall cooperate with the Parent and the Parent’s Subsidiaries in connection with registering an amendment to the Articles of Association of ID&T Brazil Eventos and taking such other actions as are reasonably necessary to appoint each of the SFX Directors as a Director of ID&T Brazil Eventos, to the extent permitted by applicable Law, and taking such other actions as the Parent or the Parent’s Subsidiaries might reasonably request to enable the Parent to manage (through the Parent’s representatives) ID&T Brazil Eventos in substantially the same manner as the Seller

Parent managed (through the Seller Parent’s representatives) ID&T Brazil Eventos prior to the Closing.

(b)          The Seller Parties shall register an amendment to the Articles of Association of ID&T Brazil Produções reflecting the ID&T Brazil Produções Equity Distribution (the “ID&T Brazil Produções Amendment”) and the contribution of the ID&T Brazil Produções Equity to ID&T Worldwide with the commercial registry of São Paulo no later than the date that is 30 days after the ID&T Brazil Produções Equity Distribution. After the Closing, the Seller Parties shall cooperate with the Parent and the Parent’s Subsidiaries in connection with registering an amendment to the Articles of Association of ID&T Brazil Produções and taking such other actions as are reasonably necessary to appoint each of the SFX Directors as a Director of ID&T Brazil Produções, to the extent permitted by applicable Law, and taking such other actions as the Parent or the Parent’s Subsidiaries might reasonably request to enable the Parent to manage (through the Parent’s representatives) ID&T Brazil Produções in substantially the same manner as the Seller Parent managed (through the Seller Parent’s representatives) ID&T Brazil Produções prior to the Closing.

(c)          Following the Closing, the Seller Parties shall use their reasonable best efforts to obtain the consent of M&M to the transfer of the Belgium JV Equity (as evidenced by the prior dividend distribution to the Seller of all economic benefit and obligations with respect to the Belgium JV Equity) to the Seller and, promptly after obtaining such consent, the Seller Parties shall memorialize such transfer.

(d)          Promptly following the Closing, the Seller Parties shall cause the ID&T Australia Registration Requirements to be satisfied.

(e)          Notwithstanding anything to the contrary in this Agreement or in the Amended ID&T Worldwide SPA, any Liability that the Company, any NAJV Entity, or any Buyer Entity incurs or sustains arising out of, relating to, or as a result of any of the following will be an ID&T International Liability: (i) the Company’s direct or indirect ownership of the Belgium JV Equity; (ii) any operations, assets, or Liabilities of the Belgium JV (or any Entity in which the Belgium JV holds an interest) as of any time prior to the time when the Belgium JV Equity has been finally distributed or otherwise transferred to the Seller and consent thereto has been received from M&M; and (iii) the distribution of Belgium JV Equity as described in Section 3.21 or contemplated by Section 5.6(c).

5.7         Actions in Connection with NAJV Advance Reassignment. Notwithstanding anything to the contrary in this Agreement or in the Amended ID&T Worldwide SPA, any Liability that the Company, any NAJV Entity, or any Buyer Entity incurs or sustains arising out of, relating to, or as a result of any cancellation, elimination, or netting (including pursuant to any distribution or contribution of any assets or Liabilities) of any Liabilities between the Company and the Seller resulting from the Seller having received the cash payment representing the NAJV Advance will be an ID&T International Liability, other than any obligation of ID&T Worldwide under Section 5.8(d)(ii) of the Amended ID&T Worldwide SPA. For the avoidance of doubt, no Buyer Entity is or will be obligated to pay any amounts to any Seller Party or to any

Affiliate (as of immediately after the Closing) of any Seller Party in respect of the NAJV Advance.

5.8         Indemnification. Any Breach of any representation or warranty of any Seller Parties hereunder, any Breach of any obligation of any Seller Parties hereunder, any indemnification obligations of any Seller Parties hereunder, and any ID&T International Liability will be subject to the indemnification provisions set forth in the ID&T Worldwide SPA as provided therein.

5.9         NAJV Documents. Upon the occurrence of the Closing, each Seller Party hereby assigns to the Company all of such Seller Party’s rights under the NAJV JV Agreement, delegates to the Company all of such Seller Party’s obligations under the NAJV JV Agreement, delegates to the Company all of such Seller Party’s performance in satisfaction of any condition to any obligation of any other party under the NAJV JV Agreement, and irrevocably and unconditionally waives all rights that such Seller Party has or might have under or with respect to the NAJV JV Agreement. Each Seller Party acknowledges that, upon the occurrence of the Closing, no Seller Party, and no Affiliate (as of immediately after the Closing) of any Seller Party, will have any rights or obligations under any NAJV Document.

ARTICLE 6
TAX MATTERS

6.1         Tax Indemnification. From and after the Closing Date, the Seller Parties shall indemnify and hold harmless the Buyer Parties, the Company, the NAJV, and any Entity in which the Company directly or indirectly owns any capital stock or other equity interest (on an after-tax basis) against and in respect to 100% of any and all Losses that result from, arise out of, or relate to, directly or indirectly (a) Taxes (or the non-payment thereof) of any Seller Entity or with respect to the assets of the Business, in each case for all taxable periods ending on or before the Closing Date, (b) Straddle Period Taxes, (c) any and all Taxes of any Person imposed on any Seller Entity as a transferee or successor, or pursuant to the application of article 34 or 35 of the Dutch Collection Act 1990 (Invorderingswet 1990), pursuant to a contractual obligation, requirements of Law, or otherwise, and relating to the period prior to the Closing, (d) any Taxes attributable to the sale, distribution, transfer, or other disposition prior to the Closing of real or personal property held by any Seller Entity, and (e) 100% of the transfer, documentary, sales, use, stamp, registration, stock transfer, recordings and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Transactions (“Transfer Taxes” and, collectively with the Taxes described in the foregoing clauses (a) through (d), the “Pre-Closing Taxes”). For the avoidance of doubt, Pre-Closing Taxes shall not include any Taxes that are expressly excluded from Pre-Closing Taxes (as defined in the ID&T Worldwide SPA) pursuant to the ID&T Worldwide SPA. The foregoing indemnification shall not be subject to the limitations set forth in Article 7 of the Amended ID&T Worldwide SPA. The Seller Parties will not be obligated to indemnify the Company under Sections 6.1 or 6.2 to the extent that any Tax for which the Seller Parties would otherwise be required to indemnify the Company hereunder has been included in a working capital adjustment under the Amended ID&T Worldwide SPA to the Total Consideration or is otherwise already reflected as an adjustment under the Amended ID&T Worldwide SPA to the Total Consideration.

6.2         Certain Taxes and Fees. The Seller Parties shall be responsible for and shall pay or cause to be paid when due any and all Transfer Taxes. The Seller Parties will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable requirements of Law, each other Party shall (and shall cause their Affiliates to) join in the execution of any such Tax Returns and other documentation.

6.3         Cooperation on Tax Matters.

(a)          The Parties shall (and shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the Buyer Parties, the Company, or the Seller Parties, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information and adequate notice regarding any proceeding). The Seller Parties agree to allow the Buyer to take possession of all books and records with respect to Tax matters pertinent to the Company Entities.

(b)          The Parties shall, upon request, use their respective commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as might be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.4         Tax Returns. The Buyer shall control the Company’s preparation and filing of all Tax Returns of the Company that are filed after the Closing Date; except that the Buyer shall permit the Seller to review any such Tax Returns to the extent such Tax Returns relate to a period and item with respect to which the Seller Parties might have an indemnification obligation hereunder, and the Buyer shall consider in good faith the Seller’s comments with respect to such item (but the Buyer will retain sole discretion with respect to such Tax Returns).

6.5         Tax Proceedings. The Buyer has the exclusive right to control any Tax Proceeding with respect to the Company or with respect to any Tax that might become an obligation of the Company; except that, if such Tax Proceeding relates to any Tax that might become subject to indemnification hereunder, then (a) the Buyer shall consult with the Seller in good faith regarding the course of conduct of such Tax Proceedings, (b) the Seller will have the right to attend as an observer any meetings with Governmental Authorities with respect thereto, and (c) the Buyer will not settle any such Tax Proceeding without the Seller’s written consent, which consent the Seller shall not unreasonably withhold, delay, or condition.

ARTICLE 7
MISCELLANEOUS

7.1         Defined Terms. Except as otherwise provided herein, capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Amended ID&T Worldwide SPA.

7.2         Incorporation by Reference. The following provisions of the ID&T Worldwide SPA, are hereby incorporated by reference as if set forth in full herein, mutatis mutandis: Section 8.1 (Notices); Section 8.3 (Amendments; Waivers); Section 8.5 (Arbitration); Section 8.6 (Governing Law); Section 8.7 (Consent to Jurisdiction and Venue); Section 8.8 (Counterparts);  Section 8.9 (No Third-Party Beneficiaries); Section 8.11 (Captions); Section 8.12 (Severability);

Section 8.13 (Interpretation; Construction);  Section 8.14 (Equitable Relief); and Section 8.15 (Business Days).

7.3         Access to Counsel. Each Party acknowledges that such Party has had an adequate opportunity to consult with and to engage such Party’s own legal counsel in connection with the drafting, negotiation, execution, and delivery hereof, discussions relating hereto, and otherwise with respect hereto.

7.4         Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party acknowledges that: (a) such Party has considered the implications of the waiver in this Section 7.4; (b) such Party will continue to rely upon the waiver in this Section 7.4 in such Party’s future dealings arising out of or relating to this Agreement and the transactions contemplated hereby; and (c) this provision is a material inducement for such Party to enter into this Agreement and the transactions contemplated hereby.

7.5         Assignment. Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder, delegate any of such Party’s obligations hereunder, or delegate such Party’s performance in satisfaction of any conditions to any obligations of any other Party hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void.

7.6         Entire Agreement. This Agreement, the Amended ID&T Worldwide SPA, the Ancillary Documents, the Existing NAJV LLC Agreement Surviving Terms, and the NAJV JV Agreement Surviving Terms (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and the Transactions, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and the Transactions, and (c) except with respect to the Existing NAJV LLC Agreement, the First Amendment to Existing NAJV LLC Agreement, the Existing NAJV LLC Agreement Surviving Terms, and the NAJV JV Agreement Surviving Terms, supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the Option Agreement (including the Side Letter), the Letter Agreement, and the Pre-existing Confidentiality Agreements), whether oral or written, with respect to the subject matter hereof and the Transactions. Notwithstanding anything in this Agreement, the Amended ID&T Worldwide SPA, or any of the Ancillary Documents, to the contrary, the NAJV Documents will survive upon the occurrence of the Closing.

7.7         Adequate Consideration. Each Party acknowledges that such Party has received adequate consideration in connection with the transactions contemplated hereby.

[Signature page follows.]

The Parties are signing this Agreement as of the Effective Date.

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Vice Chairman

SFX-IDT N.A. HOLDING II LLC

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

ONE OF US HOLDING B.V.

By:	/s/ Duncan Stutterheim
Name: Duncan Stutterheim
Title: Director

By:	/s/ Wouter Tavecchio
Name: Wouter Tavecchio
Title: Director

Signature Page to ID&T International SPA

ONE OF US B.V.
(f/k/a ID&T Holding B.V.)

By:	/s/ Duncan Stutterheim
Name: Duncan Stutterheim
Title: Director

By:	/s/ Wouter Tavecchio
Name: Wouter Tavecchio
Title: Director

Signature Page to ID&T International SPA